EXHIBIT 10.1	SUMMARY SHEET: 2007 EXECUTIVE OFFICER ANNUAL BASE SALARY

Name	Title	2005 Base Salary
Nigel Lovett	President and Chief Executive Officer	$428,400
Douglas W. Weir	Senior Vice President – Chief Financial Officer	$255,000
Michael J. FitzGerald	Senior Vice President – Exploration and Production	$275,000
Charles J. Campise	Vice President – Chief Accounting Officer	$168,000